EXHIBIT 99.1

RURBAN FINANCIAL CORP.

Moderator: Valda Colbart
April 17, 2009
10:00 am ET

Operator:  Please stand by. We’re about to begin. Good morning and welcome ladies and gentlemen to the Rurban Financial Corp.’s First Quarter 2009 Earnings Conference Call and Webcast.

At this time I would like to inform you that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers following the presentation. I will now turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead.

Valda Colbart:  Good morning everyone. I would like to remind you that this conference call is being… being broadcast live over the Internet and will also be archived and available at our Web site www.rurbanfinancial.net until May 8, 2009.

Joining me today is Ken Joyce, Duane Sinn, Mark Klein, and Hank Thiemann. Before we get started I’d like to make our usual safe harbor statement and remind everyone that comments made during this conference call regarding Rurban’s anticipated future performance are forward-looking and therefore involve risks and uncertainties that could cause a result or developments to differ significantly from those indicated in these statements.

These risks and uncertainties include but are not limited to risks and uncertainties in inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the company and it’s subsidiaries operate; future interest rate levels, changes in local real estate markets, legislative and regulatory decisions or capital market conditions and other factors set forth in the company’s filings with the Securities and Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO of Rurban Financial Corp.  Ken…

Ken Joyce:  Well, thank you Valda, and welcome to First Quarter 2009 Webcast. Joining me today and presenting are Mark Klein, Present and CEO of The State Bank and Trust Company, Hank Thiemann, President of RDSI Banking Systems, our data and item processing segment, and Duane Sinn, our Chief Financial Officer.

Rurban reported first quarter 2009 earnings of $1.1 million, which represents consistent earnings from the year-ago quarter when earnings were also $1.1 million. Earnings were down from the fourth quarter of 2008, primarily driven by a build in the loan reserves that was $300,000 greater than the allowance for the quarter one year ago.

The quarter represented success in a number of areas and challenges in the other. We have made excellent progress in developing our mortgage banking business, which has certainly been aided by very favorable mortgage rates. Mortgage production was $60 million for the quarter, compared to $18 million for the year-ago quarter. Our acquisition of National Bank of Montpelier was completed in December of last year and its integration is progressing according to plan.

The former NBM staff is adjusting to a new culture and NBM’s clients are getting the advantage of a larger portfolio of products and more expertise in a number of areas.

We have realized expected savings through the consolidation efforts and we should make further progress as we have announced plans to close two banking centers in connection with this acquisition. The banking centers will be closed by the end of the second quarter.

We anticipated this acquisition increasing our non-performing assets, which is the reason we reserved $1.2 million in connection with this acquisition in the fourth quarter of 2008. Approximately

$1.8 million, or 28 basis points, for the non-performers are acquisition related. Given our collateral position we see the current reserve coverage for this group as appropriate.

We continue to service any problem loans and make certain they are adequately reserved as identified. Overall, we are pleased with the progress being made by the banking segment and RDSI, our data and item processing business.

I will now turn this webcast over to Mark Klein, President and CEO of The State Bank and Trust Company. Mark will give you the specifics on our banking progress, some strategic implementation and the tactical efforts to grow the banking franchise and increase profitability.

Mark Klein:  Thank you Ken, and good morning. The banking segment finished the quarter with net income of $863,000, short of our 2008 first quarter net income of $917,000 by approximately $54,000, or 5.9% year-over-year.

Quarterly net income shortfall is reflective of an increase in loan loss provision of $300,000, as Ken mentioned, to the reserve for several large credits and servicing right impairment charge of $150,000.

Along with expense improvements we’ve realized in our recent National Bank of Montpelier acquisition, we grew core deposits, increased our interdepartmental referrals, implemented several sales culture initiatives, and produced substantial loan sale gains. These improvements were offset with a slight contraction in loan balances.

Growth in core deposits continues to be a passion at the bank as it has enabled us to grow the balance sheet while adding net interest income at the margin or better. As a result, our cost of deposit declined to 1.56% for the quarter compared to the 2.9% for the year-ago quarter.

Propelling this improvement are our retail sales strategies that have enabled us to improve the composition of our deposit balances. Currently, core deposits, which include DDA, NOW, Savings, and Money Market funds comprise 52.2% of total deposits up from 47.6% for the year-ago quarter.

Our aggressive referral program continues to be a driver of improved core deposits and this quarter’s loan sale gains. In 2008, we had referrals of 1,330 and 410 closed. For this quarter alone, we uncovered 857 referral opportunities while closing 263 so far. To date, these referrals have resulted in over $21 million in loan sale gains, $2.6 million in loan balances and $860,000 in deposits.

By quantifying interdepartmental referrals in 2009 we have raised the bar from the prior year’s referrals and the results are certainly encouraging. With our sales culture continuing to gain traction, positive trends are emerging in the promotion of electronic banking to our clients and net new DDA accounts.

Clients utilizing electronic banking have increased from over 15,000 in the first quarter of 2008 to 19,809 today for a year-over-year increase of over 30%. Likewise, core deposits are up from $101.3 million a year-ago quarter to $127 million this quarter and are reflected in our net new DDA accounts of 904 for 2008 and 182 for this quarter alone.

Loan sale gains continued to provide earnings momentum. As Ken mentioned, in the year-ago quarter we rec… we recorded approximately $18 million in mortgage production; whereas, this year’s production for the current quarter exceeded the $60 million mark.

Likewise our servicing portfolio has expanded with this new production from $35 million in 2007 to over $122 million at the current quarter-end. Our strategic initiatives to expand our mortgage presence in our traditional footprint, along with our one-year old Columbus LPO, have delivered bottom line improvements both in loan sale gains, as well as increases in our servicing portfolio.

Total loans for the quarter were $10.8 million below the linked quarter, but $48.7 above the year-ago quarter. We continue to proactively make sales calls in each of our markets to commercial and retail clients, as well as numerous prospects.

The recent recruitment of John Kendzel, a native of Toledo, as our Toledo Regional President with over 20 years banking experience, will further position us for prudent balance sheet growth in that market.

Regionally from a year-ago quarter, we have experienced growth in both the Columbus and Fort Wayne markets of $13.1 million and $2.5 million, respectively. We continue our rigorous underwriting process that consistently gives way to quality over quantity.

Clearly, the economic environment continues to provide ample challenges for each of our staff members to navigate. However, and perhaps more importantly, these challenges also provide us an opportunity to discover new and better ways to expand our presence and serve our clients while improving our efficiency. Ken, back to you.

Ken Joyce:  Well, thank you Mark, and congratulations on your success in the banking segment. Just a few words on asset quality before we move on to RDSI. We have seen an increase of non-performing assets in the first quarter, which needs some discussion.

We began to re…we began to build our reserve in the fourth quarter as we set aside approximately one-two… $1.2 million for the potential losses in the acquisitions portfolio. The last quarter of 2008 and in this first quarter of 2009, we have sorted through the acquisitions portfolio and identified what we feel are the non-performers, which total about $1.8 million.

Given the collateral coverage we have seen in these non-performing loans, our associated reserve should adequately cover our potential losses. Also, this past quarter we had a $1.8 million commercial real estate loan go 90 days past due, and therefore, it was moved to non-performing.

We placed nearly $700,000 in reserve in the first quarter against what we view as a potential loss on this loan. We should have no loss on this loan, but we will let time tell us that and perhaps allow us to bring back that reserve.

In this environment, non-performing loans will continue to grow until the economy improves. Consumers are struggling with payments and that, in turn, impacts commercial loans. Although we are comfortable with our reserve position, and our ability to add to reserves if necessary from earnings, without an improvement in economic conditions, virtually all bank loan portfolios will show more stress.

I will now turn the webcast over to Hank Thiemann, President of RDSI to discuss the progress of his segment. Hank…

Hank Thiemann:  Thank you Ken, and good morning. The first quarter of 2009 for RDSI Banking Systems produced favorable results with two new client bank conversions located in Ohio and Kansas and a merger of two existing clients.

With our continuing emphasis on new bank sales, our proposals and presentations, our data processing business in this first quarter have increased by 65% over last quarter.

At quarter-end, RDSI had a total of 113 clients using our services for data processing and/or item --- item processing in 11 states. Our gross revenue for the quarter was $5.4 million, or 4.9%, less than the year-ago quarter, and net income was $767,000, or 4.1% less than the first quarter of last year.

We’ve seen an increase in our client banks wanting to improve their service and operations by purchasing technology solutions that improve revenues or efficiencies. New product sales to our existing banks have told totaled over $300,000 on track for equaling or exceeding last year. Today, 100% of item processing for our banks is done electronically, far ahead of most item processors who average around 55% electronically. We’ve remained very proactive in our contract renewal process and we have already renewed almost 30% of our 2010 contract expirations.

We’re pleased with this past quarter, but we’re cautiously optimistic about the rest of 2009 because of economic conditions and its effect on the banking industry. RDSI began over 40 years ago using its own programs in The State Bank and Trust Company, our sister company, and a handful of local banks.

Fifteen years ago, the affiliation began with ITI and their core system and ancillary products, all being provided to a growing number of banks. Over the years, we’ve partnered with many other specialized vendors for specific software products. We expect these kinds of third-party affiliations to continue in order to fulfill our Value Proposition of being a “Technology Leader, a Secure Provider and a Trusted Advisor” to our clients.

One of our differentiators is personal service. In fact, our client relations managers are often invited to join a client’s technology planning meeting to provide suggestions. We also provide various types of training, and to date, we’ve conducted 30 training sessions for about 150 client staff members.

We even have scheduled some specialized training for several non-client banks who do not receive enough assistance from their current data center. I’ve mentioned in past webcasts that we continually focus on ways to improve efficiencies for our client banks and the newly launched RDSI Image Exchange program is an excellent example of those efforts. Research and work began on that over six months ago with the goal of having our Image Exchange provide a more efficient, less costly and, potentially, faster method for client banks to clear and settle their check items. With several regional banks participating we offer the potential to our client banks to be more efficient and to reduce some operating expense with our service, which bypasses the Fed.

This service is just now rolling out, and we have high expectations for its success. In the upcoming months, we will be continuing our executive visits with clients to stay in touch with them and their needs. We also scheduled three more conversions for the year and the sales pipeline remains strong. We will be conducting five Users Conferences in various locations to improve our client use and understanding of their software and its capabilities. Our annual CEO conference is planned for the third quarter and, as always, we continue to be driven by focusing on superior customer service, geographic expansion, client product growth and, of course, improving the technology solutions available for our clients. Our intent remains the same: to help our banks win. Ken, back to you.

Ken Joyce:  All right, well thank you, Hank. Now I’ll turn the webcast over to Duane Sinn, Rurban’s Chief Financial Officer, who will discuss the financial information of our two business segments in greater detail and give you some additional color on some key financial areas. Duane, back to you.

Duane Sinn:  Thank you Ken, and good morning.

I will start out with some balance sheet comments. Total assets at March 31, 2009 were $665.8 million, or $8.2 million increase from the $657.6 million reported at December 31, 2008. The increase in assets was primarily driven by our growth in investment securities, which increased $25.3 million during the quarter. The company elected to invest a portion of the liquid assets from the fourth quarter acquisition and from the increase in core deposit balances into higher-yielding securities.

Increase in investment securities was offset by reduction in loans of $16.1 million and declines of $5.0 million in Cash and Due. Approximately $8 million in the loan decrease was due to the refinancing of mortgages from our in-house mortgage portfolio, which essentially moved them into our service loan portfolio.

This creates an ongoing revenue stream created by the servicing fee we receive to service these loans, as well as eliminates duration risks within the loan portfolio, which helps us move our balance sheet towards a more asset-sensitive position.

The other reduction in loans was a result of pay-downs involving a couple of larger credits within the commercial loan portfolio. An additional bright spot for the banking group during the quarter was lower mortgage rates, which spiked production beginning late in the fourth quarter.

Total originations during the quarter were $60 million compared to only $18 million for the first quarter of 2008. Over 95% of these originations were sold into the secondary market with servicing retained. As mentioned in our press release, on the deposit side we received an increase in core deposits of $12.8 million, or 5% core transaction balances. Our repurchase agreements with our business clients also increased $4.5 million for the quarter as these customers moved cash into higher yielding investments. This product still provides a very low-cost funding source for us at the bank. These balances continue to be a driver of the improvement in our net interest margins.

I’ll transition to the income statement and focus on our quarterly results compared to the year-ago quarter. Net income for the quarter was $1.1 million, or 23 cents per diluted share, compared to $1.11 million, or 22 cents per diluted share, a year ago.

The growth in revenue for the quarter included the increase of net interest income driven by our acquisition, improving net interest margins and growth in mortgage banking fees. Offsetting these increases in revenues were decreases in trust fees and data processing fees and the increases in non-interest expense, which is a result of Rurban’s growth initiative.

Increase over the year-ago quarter of $1.2 million in net interest income was due to our acquisition and the increase of our margin to 3.93% within our banking segment. We reported a 0.84% decrease in our loan yield over the past 12 months and we were able to offset this decrease with a 1.57% decrease in our cost of funds.

These changes all contributed to a 48 basis point increase in net interest margin over the past 12 months. Many of the sales calling efforts that Mark reported on were the major factors contributing to our improvement in margin.

In addition to those items, we are focusing on improving our margin further by transitioning our balance sheet to a more asset-sensitive position, transferring some our dollars --- dollars out of investment securities into higher yielding loans and continuing to track more low-cost deposit accounts.

Total non-interest income was virtually unchanged at $7.5 million for the first quarter of 2009 compared to the prior-year first quarter. Certainly mortgage bank…banking has giving us a lift with the $60 million in production that was completed during the quarter.

We also feel that we’ve made very good progress in bringing a good portion of this revenue to the bottom line. However, there’s an opportunity to improve this margin on this piece of business. We should also start to see a benefit from the recovery in the equity markets, which we… will be reflected in our trust fee income.

I will also point out that we did record one-time revenue items totaling… totaling $330,000 in the first quarter of last year related to the Visa IPO investment security recovery. Total non-interest expense was $10.5 million for the first quarter of 2009, up $874,000, or 9%, from the 2008 first quarter.

As mentioned in the press release, the three material expense items for the quarter were ongoing Williams County acquisition expense of $488,000, a $150,000 in impairment charges on mortgage servicing rates, and $265,000 in additional incentive payments associated with mortgage banking lenders.

The $485,000, or 11% increase, in compensation and benefits for the first quarter compared to the year-ago quarter was due to the aforementioned increase in mortgage banking incentives of $265,000 and the increases associated with five additional branches in William County ---Williams County, which totaled $291,000.

These two increases offset a decrease within RDSI in compensation and benefits driven by efficiencies in many areas. Increases in occupancy, office supplies, taxes and employee expenses are all a direct result of the Montpelier acquisition.

Once again, we expect to continue to get additional efficiencies going forward from this acquisition within all expense categories.

I’ll spend a couple of minutes discussing our asset quality numbers. Total provision for loan loss is $495,000 for the quarter. And net charge offs were $167,000, or 15% of average, excuse me---15 basis points of average loans on an annualized basis. Total non-performing loans were $9.2 million at the end of the first quarter compared to $5.3 for the first quarter of 2008.

The following represents the break down in balances of loans within the $9.2 million of non-performing loans: $1.1 million in commercial C&I loans, $4.6 million in commercial real estate, $50,000 in agricultural, $2.8 million in residential one- to four-family, and $665,000 in consumer loans. One strength of our overall loan portfolio is the diversification of purpose and collateral that supports our loans. An example of this diversification is the low concentration of real estate development loans, which total $13.1 million, or 2.9% of total loans. At this time, I’ll turn the discussion back over to Ken to provide closing comments and observations. Ken…

Ken Joyce:  Thank you Duane. I appreciate your discussion and follow-up on the, ah, item processing expenses, data processing expenses and the bank expenses.

So, Valda, at this time we’ll turn it over to the webcast to determine if we have any questions from the investment community.

Valda Colbart:  Thank you Ken. It is now time for the question and answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone.

If you have a question, we would like you to press star 1 on your telephone. That’s star 1 if you have a question. And if for some reason someone asks a question you would like to, and you need to withdraw your question, press star 2.

So again, if you have a question, please press star 1 on your telephone, and we will take the questions in the order they are received. We’ll stand by for just a few moments.

While we are waiting to see if we have any questions I would like to let you know that today’s webcast will be on our Web site homepage until May 8.

Operator:  And we have a question from Ross Haberman with the Haberman Fund.

Ross Haberman:  Good morning, gentleman. How are you?

Ken Joyce:  Very good, Ross. How about yourself?

Ross Haberman:  I was wondering if you could give us sort of an overview of the general local environment in…in your markets, what the unemployment rate is and your expectation for loan demand, or, um, and loan growth for the coming year?

Ken Joyce:  Sure. We’ve got enough people here that we can put together, um, some fairly good looks at that. Um, we have in the Defiance County area for instance the unemployment rate, ah, is close to 14%. Um, that is not an uncommon rate in a number of the markets that we work in, ah, including the Toledo market.

Fort Wayne market is, um, substantially less. I haven’t seen a real good figure on that. I’ve been told it’s somewhere in the 6-8% range. Um, similar numbers have been given to me on the Columbus, ah, Columbus market. So the unemployment rates there are not as, not as onerous and we’ve seen better production there.

In terms of, um, loan production, we, we, um, actually see, um, a little bit of a buildup in the pipeline and have some expectation that we’ll see some growth in that area. Mark, is there anything you want to add to that?

Mark Klein:  No. Good morning Ross. We continue to make a number of calls and one of our strengths certainly is the fact that we have four high level regional presidents and our diversification in Columbus and Toledo and Lima and Fort Wayne in addition to our traditional footprint.

That geographic diversity, I think, is going play- at least in this economy- is going to play a particular strength to us. So we see the volume continuing. We’re working twice as hard to get half as many credits, but that’s kind of the nature of the economy we have. But no - we’re, we’re optimistic.

Ken Joyce:  So, Ross, we’re challenged, but we’re working through it I guess is the best way I can tell you.

Ross Haberman:  Um, um, jus, jus, just one other question. Across the funds most banks I’m talking to are, ah, seeing deposit rates drop like a rock. Um, I was wondering if you’re experiencing a similar, ah, (cough)…similar experience now?

Ken Joyce:  We are. I’m going to turn that over to Duane to comment on and give you the specifics of it. But as a general statement, we’ve seen a, we’ve seen a significant inflow of cash.

We’ve seen a good amount of deposits coming in. There have been deposits from some of the regionals, have have moved into what, I would assume to be, a number of community banks as there’s a little bit of uncertainty on this. Not that, not that it’s warranted, but it’s just the safety reaction probably from some, ah, from some, some depositors. Duane, you want to talk about what we’ve been able to do with deposit rates as a result of that somewhat oversupply?

Duane Sinn:  Yeah. Thanks Ken, and Ross, good to, good to talk to you. The, ah, - just to give you a perspective on deposit costs, Ross, for the first quarter of, of 2008 we saw our total deposit costs of roughly 2.97%. That dropped to 2.51% in the second quarter of 2008; then it dropped clear down to 2.19% in the third quarter of 2008; down to 2% in the fourth quarter of 2008; and then we’ve, we really saw that drop precipitously down to 1.56%. So a 46 basis point drop - now a little of that, Ross, has to do with timing of our retail CDs and the maturities of those. So throughout 2008, we were the benefactor of a good, you know, amount of maturities during that time and then our acquisition provided for nice low-cost core deposits.

So we have not had to, you know, pay up at this point, and nor do we expect to. We continue to have nice liquidity. So we continue to be competitive but, ah, yes, we saw significant decreases in our cost of deposits.

We’ve also, you know - the alternative funding sources outside of what we just discussed have dropped. We’re seeing, you know, some historic lows on two-, three-, and five-year money from the FHLB. So, starting to ladder in small pieces of that.

Ross Haberman:  Finally, if rates stay the same, for argument’s sake, how do you see this greater margin going for the rest of the year?

Duane Sinn:  Well, if rates stay, if the rates stay the same we’ll probably actually see a little bit of an improvement in the margin. We’ve, um, we’re continuing to re-price the CDs as they come due.

That tends to kind of widen that spread a little bit. One thing we are doing though, Ross, that may counter that to a certain extent, is we have begun the process of repositioning the balance sheet to make it more asset-sensitive.

And, um, the reason we are doing that is that we feel we’re going to see - we’ll probably see ourselves at the bottom of the rate cycle here. Don’t know how long that’s going to last. We would think the next move is going to be, um, up and therefore, if we move our balance sheet to asset-sensitive we’ll be able to take advantage of that.

On the short-term that, that results in some, some slight narrowing of the margin as we shift people, ah, and clients into our, ah, variable rate loans, which are low at this point.

So we’ll probably see a little bit of improvement. Not as much as we could potentially take advantage of because we’re going to position the balance sheet differently, ah, to make sure that we’re doing the right things here, um, in some 12 to 18 months out.

Ross Haberman:  Okay thank you guys. Best of luck.

Ken Joyce:  All right thank you.

Duane Sinn:  Thanks.

Operator:  As a reminder if you would like to ask a question, please press star 1.

Valda Colbart:  Also available on our Web site is the presentation from yesterday’s annual meeting of shareholders. That will be on our Web site on Monday along with the transcript from today if you’d like to listen to it or read. You’re more than welcome to go to our Web site www.rurbanfinancial.net.

Operator:  If there are no further questions I will now turn the conference back to Ken Joyce.

Ken Joyce:  Okay. Well, thank you. We’re going to wrap the conference up at this point. We’re very confident of where we are headed with the organization. We’re very confident about our very sound core earnings and our relative positioning relative to non-performing assets.

We are continuing to explore strategic options for RDSI. That’s a very careful process that we are working through, and, um, we should, um, be able to continue with that process and make some announcements perhaps within six to nine months.

Ah, any other questions we’ll be happy to answer those one-on-one. Just simply give us a call and we will talk to you later. Valda, back to you.

Valda Colbart:  Well, thank you Ken, and that concludes our call for today. Thank you very much for joining us.

Operator:  All parties may now disconnect.

END